Exhibit 99.(b)(3)

AMENDMENT TO

BYLAWS

OF

FGIC PUBLIC TRUST

In accordance with Article XII (Amendments) of the Bylaws of FGIC Public Trust (the “Bylaws), a Delaware business trust, the Bylaws are hereby amended as follows:

All references to “FGIC Public Trust” in the Bylaws are hereby changed to “Financial Investors Trust”.

This amendment is effective as of April 25, 2008.